UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

BIOMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37863	95-2645573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17571 Von Karman Ave. Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 645-2111

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.08	BMRA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 7, 2025, the Board of Directors (the “Board”) of Biomerica, Inc. (the “Company”) elected to increase the size of the Board from five directors to six directors and appointed Mr. Gary Huff to serve as an independent member of the Board, effective immediately. The new member of the Board was appointed to fill the vacancy on the Board created by the increase of the size of the Board.

The Board has determined that Mr. Huff is an independent director within the meaning of Nasdaq Rule 5605 and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board also appointed Mr. Huff to serve as a member of the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Huff will stand for election to the Board at our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).

Mr. Huff, a distinguished leader in the healthcare industry, has over 35 years of experience in the laboratory field. As the co-founder of Starboost Health and the founder and president of Take Charge, LLC, he is highly regarded for his strategic advisory services, which he provides to private equity firms, hospitals, health systems, and independent clinical and anatomic pathology laboratories. Notably, he is well respected by hospital and health system executives for guiding them through the laboratory outreach asset sales process.

Mr. Huff has held several executive roles, including Chief Executive Officer of LabCorp Diagnostics, Chief Executive Officer of Baylor Genetics, and Chief Operating Officer of Solstas Lab Partners. His background includes working with Fortune 500 companies and leading various types of laboratories, from public and private equity-backed organizations to health system-owned entities.

Mr. Huff’s extensive and successful leadership experience in large clinical labs, private equity, and academic institutions gives him a unique industry perspective. His service on various healthcare boards and his reputation for guiding organizations through significant challenges highlight his ability to provide strategic and innovative leadership.

In connection with his appointment to the Board, Mr. Huff will receive an annualized cash fee of $45,000 (paid quarterly). Mr. Huff will not receive any equity-based compensation in connection with his appointment.

Mr. Huff does not have a family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Huff and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Additionally, on October 7, 2025, Dr. Jane Emerson, a member of the Board, communicated to the Board that she has determined not to stand for re-election to the Board at the 2025 Annual Meeting, which is set for December 12, 2025 (the “Annual Meeting”). Dr. Emerson serves on the Compensation and Audit Committees of the Board and as Chairperson of the Nominating & Governance Committee. Dr. Emerson’s resignation was not the result of any dispute or disagreement with the Company or the Board. Dr. Emerson had served on the Board since 2007. The Company thanks Dr. Emerson for her dedicated service to the Company.

As a result of Dr. Emerson’s decision, the Board has approved a reduction in the size of the Board to five members to be effective as of the Annual Meeting.

Item 7.01 Regulation FD Disclosure

On October 8, 2025, the Company issued a press release announcing the appointment of Mr. Huff, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 to this report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liability under that section or Section 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information contained in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference into any filing under the Exchange Act or the Securities Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued October 8, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMERICA, INC.

Date: October 8, 2025	By:	/s/ Zackary S. Irani
Zackary S. Irani Chief Executive Officer